EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Enterprise Products Partners L.P. for the registration of 5,000,000 common units and to the incorporation by reference therein of our report dated September 6, 2002, with respect to the combined financial statements of Mid-America Pipeline System and of our report dated March 6, 2002 (except for the matter described in Note 14, as to which the date is September 6, 2002) with respect to the financial statements of Seminole Pipeline Company included in the Current Report on Form 8-K dated May 9, 2003 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Tulsa, Oklahoma
July 11, 2003